EXHIBIT F
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Statements” and to the incorporation by reference of our report dated January 26, 2009 in the Issuer Tender Offer Subject to Rule 13e-4 of Magnetar Spectrum Fund filed with the Securities and Exchange Commission on or about February 24, 2009.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 24, 2009